As filed with the Securities and Exchange Commission on June 30, 2017

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Virtu Financial, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	32-0420206 (IRS Employer Identification No.)

900 Third Avenue

New York, NY 10022-1010

(Address, including zip code, of Registrant’s principal executive offices)

Virtu Financial, Inc. Amended and Restated 2015 Management Incentive Plan

(Full title of the plan)

Douglas A. Cifu

Chief Executive Officer

900 Third Avenue

New York, NY 10022-1010

(212) 418-0100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

John C. Kennedy, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas New York,

New York 10019—6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Class A common stock, par value $0.00001 per share	4,000,000 shares	$17.775	$71,100,000	$8,240.49

(1)               Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)               Pursuant to Rule 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share was determined based on the average of the high and low prices of Virtu Financial, Inc.’s Class A common stock reported by the NASDAQ Stock Market LLC as of June 26, 2017.

EXPLANATORY NOTE

Virtu Financial, Inc. (the “Company”) has prepared this Registration Statement in accordance with the requirements of General Instruction E (Registration of Additional Securities) on Form S-8 under the Securities Act of 1933, as amended, (the “Securities Act”), to register an additional 4,000,000 shares of its Class A common stock, par value $0.00001 per share, which is referred to as the Class A Common Stock, that are reserved for issuance upon exercise of options granted, or in respect of awards to be granted under the Virtu Financial, Inc. Amended and Restated 2015 Management Incentive Plan. The contents of the Registration Statement on Form S-8 (Registration No. 333-203478), filed with the Securities and Exchange Commission (the “Commission”) on April 17, 2015,  are hereby incorporated by reference and made a part hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                   Incorporation of Documents by Reference

The following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement:

1.                                      The description of the Class A common stock set forth in the Company’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on April 16, 2015, and any amendment or report filed for the purpose of updating any such description;

2.                                      The Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Commission on March 14, 2017, as amended on April 28, 2017;

3.                                      The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the Commission on May 10, 2017;

4.                                      The Company’s Current Reports on Form 8-K, filed with the Commission on March 16, 2017, April 20, 2017, April 21, 2017, May 4, 2017, May 23, 2017, May 31, 2017,  June 2, 2017, June 16, 2017 and June 30, 2017; and

5.                                      The portions of the Definitive Proxy Statement on Schedule 14A for the 2017 annual meeting of stockholders filed on May 19, 2017 that are incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2016.

In addition, all reports and documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

Item 6.                   Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power  to indemnify any person who is or was a party or is threated to be made a party to any threatened, pending, or completed civil, criminal, administrative, or investigative action, suit, or proceeding (other than an action by or in right of the corporation) because the person is or was a director or officer of the corporation, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in any such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.  Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, a director will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.  In addition, our amended and restated certificate of incorporation also provides that we will indemnify each director and officer and may indemnify employees and agents, as determined by our board, to the fullest extent provided by the laws of the State of Delaware.

The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware General Corporation Law and our amended and restated certificate of incorporation and by-laws.

Section 102 of the Delaware General Corporation Law permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

We maintain directors’ and officers’ liability insurance for our officers and directors.

We have entered into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Item 8.	Exhibits

Exhibits

4.1

Amended and Restated Certificate of Incorporation of Virtu Financial, Inc. (incorporated by reference from Exhibit 3.1 to Amendment No. 2 to Virtu Financial, Inc.’s Registration Statement on Form S-1 filed on February 20, 2015).

4.2

Amended and Restated By-laws of Virtu Financial, Inc. (incorporated by reference from Exhibit 3.2 to Amendment No. 2 to Virtu Financial, Inc.’s Registration Statement on Form S-1 filed on February 20, 2015).

4.3*	Virtu Financial, Inc. Amended and Restated 2015 Management Incentive Plan.

4.4*	Form of Restricted Stock Unit and Common Stock Award Agreement.

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to legality of the Class A common stock.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included on signature pages of this Registration Statement).

*              Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, Virtu Financial, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on June 30, 2017.

VIRTU FINANCIAL, INC.

By:	/s/ Douglas A. Cifu
	Name:	Douglas A. Cifu
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Douglas A. Cifu, Venu Palaparthi and Joseph Molluso, acting singly, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed on June 30, 2017, by the following persons in the capacities indicated.

Signature	Title

/s/ Douglas A. Cifu	Chief Executive Officer (Principal Executive Officer) and Director
Douglas A. Cifu

/s/ Joseph Molluso	Chief Financial Officer
Joseph Molluso	(Principal Financial and Accounting Officer)

/s/ Vincent Viola	Executive Chairman
Vincent Viola

/s/ John P. Abizaid	Director
John P. Abizaid

/s/ William F. Cruger, Jr.	Director
William F. Cruger, Jr.

/s/ John D. Nixon	Director
John D. Nixon

/s/ Christopher C. Quick	Director
Christopher C. Quick

/s/ John F. Sandner	Director
John F. Sandner

/s/ Michael T. Viola	Director
Michael T. Viola

INDEX TO EXHIBITS

4.1

Amended and Restated Certificate of Incorporation of Virtu Financial, Inc. (incorporated by reference from Exhibit 3.1 to Amendment No. 2 to Virtu Financial, Inc.’s Registration Statement on Form S-1 filed on February 20, 2015).

4.2

Amended and Restated By-laws of Virtu Financial, Inc. (incorporated by reference from Exhibit 3.2 to Amendment No. 2 to Virtu Financial, Inc.’s Registration Statement on Form S-1 filed on February 20, 2015).

4.3*	Virtu Financial, Inc. Amended and Restated 2015 Management Incentive Plan.

4.4*	Form of Restricted Stock Unit and Common Stock Award Agreement.

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to legality of the Class A common stock.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included on signature pages of this Registration Statement).

*              Filed herewith.